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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ------------------

                                SCHEDULE 13G/A

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)*

                        INTEGRA LIFESCIENCES CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  457985 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               ------------------



-------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 457985 10 9                 13G/A                  Page 2 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard E. Caruso, Ph.D.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  47,600
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,401,611
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              47,600
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,401,611
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,449,211
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.4%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 3 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frances C. Holtz
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 4 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Trust Partnership
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  14,358,411
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     0
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              14,358,411
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 5 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Pagliacci Trust
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 6 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Rigoletto Trust
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 7 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Trust for Jonathan Henry Caruso
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 8 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Trust for Peter James Caruso
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,358,411
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                  Page 9 of 36 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Provco Leasing Corporation
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  43,200
  OWNED BY          -----------------------------------------------------------
    EACH            6    SHARED VOTING POWER
 REPORTING
   PERSON                     14,358,411
    WITH            -----------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              43,200
                    -----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              14,358,411
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,401,611
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          50.4%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 457985 10 9                 13G/A                 Page 10 of 36 Pages


                   SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Richard E.
                  Caruso, Ph.D.

                      With respect to 14,401,611 shares, Dr. Caruso may be
                  deemed to share voting and dispositive powers with Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso (all of such Trusts being Pennsylvania trusts), Provco Leasing Corporation, a Delaware corporation, Trust Partnership, a Pennsylvania general partnership, and Frances C. Holtz, a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Dr. Caruso and such entities and individual is described below:

                     Trust Partnership is the record holder of 14,358,411
                  shares of Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing. Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Frances C. Holtz, the sister of Dr. Caruso, is the sole trustee of Pagliacci Trust and Rigoletto Trust and is a co-trustee of Trust for Jonathan Henry Caruso and Trust for Peter James Caruso. Each of such trusts is an irrevocable trust whose beneficiaries are Dr. Caruso's children.

                      Provco Leasing Corporation, of which Dr. Caruso is
                  President, is a wholly-owned subsidiary of Cono Industries, a corporation whose stockholders are trusts whose

CUSIP NO. 457985 10 9                 13G/A                 Page 11 of 36 Pages


                  beneficiaries include Dr. Caruso's children. Provco Leasing Corporation beneficially owns 43,200 shares of common stock of Integra LifeSciences Corporation, all of which are issuable upon the exercise of the vested portion of outstanding options held by Provco Leasing Corporation.

                      In addition to the foregoing beneficially owned shares,
                  Dr. Caruso also beneficially owns 47,600 shares of common stock of Integra LifeSciences Corporation, all of which are issuable upon the exercise of the vested portion of outstanding options held by Dr. Caruso.

         b)       Address of Principal Business Office or, if None, Residence:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      United States Citizen

         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,449,211

         b)       Percent of Class:

                      50.4%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  47,600

CUSIP NO. 457985 10 9                 13G/A                 Page 12 of 36 Pages

                   (ii)       shared power to vote or to direct the vote:

                                  14,401,611

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  47,600

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,401,611

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 14,401,611 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 13 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The  name of the person filing this statement is Frances
                  C. Holtz.

                      With respect to 14,358,411 shares, Frances C. Holtz may
                  be deemed to share voting and dispositive power with Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso (all of such trusts being Pennsylvania trusts), Richard E. Caruso, Ph.D., Provco Leasing Corporation, a Delaware Corporation, and Trust Partnership, a Pennsylvania general partnership, all of which have filed a Schedule 13G/A herewith. The relationship between Frances C. Holtz and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of common stock of Integra LifeSciences Corporation that are the subject of this filing.

                      The Partnership Agreement of Trust Partnership requires
                  the approval of a majority in interest of its partners for all Partnership actions, including the voting and disposition of its shares of common stock of Integra LifeSciences Corporation. Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso hold a majority in interest of Trust Partnership.

CUSIP NO. 457985 10 9                 13G/A                 Page 14 of 36 Pages


                      Frances C. Holtz is the sole trustee of Pagliacci Trust
                  and Rigoletto Trust and is a co-trustee of Trust for Jonathan Henry Caruso and Trust for Peter James Caruso.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      United States Citizen

         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  0

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

CUSIP NO. 457985 10 9                 13G/A                 Page 15 of 36 Pages

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 16 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Trust
                  Partnership, a Pennsylvania general partnership.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      Pennsylvania

         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

CUSIP NO. 457985 10 9                 13G/A                 Page 17 of 36 Pages

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  14,358,411

                   (ii)       shared power to vote or to direct the vote:

                                  0

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  14,358,411

                   (iv) shared power to dispose or to direct the disposition of:

                                  0

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable


Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 18 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Pagliacci
                  Trust.

                      With respect to 14,358,411 shares, Pagliacci Trust may be
                  deemed to share voting and dispositive power with Rigoletto Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso (all of such trusts being Pennsylvania trusts), Provco Leasing Corporation, a Delaware corporation, Trust Partnership, a Pennsylvania general partnership, and Richard
                  E. Caruso, Ph.D., a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Pagliacci Trust and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of the Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536


         c)       Citizenship:

                      Pennsylvania

CUSIP NO. 457985 10 9                 13G/A                 Page 19 of 36 Pages


         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  0

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  0

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale

CUSIP NO. 457985 10 9                 13G/A                 Page 20 of 36 Pages

                      of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 21 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Rigoletto
                  Trust.

                      With respect to 14,358,411 shares, Rigoletto Trust may be
                  deemed to share voting and dispositive power with Pagliacci Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso (all of such trusts being Pennsylvania trusts), Provco Leasing Corporation, a Delaware corporation, Trust Partnership, a Pennsylvania general partnership, and Richard
                  E. Caruso, Ph.D., a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Rigoletto Trust and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of the Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      Pennsylvania

CUSIP NO. 457985 10 9                 13G/A                 Page 22 of 36 Pages


         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  0

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  0

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale

CUSIP NO. 457985 10 9                 13G/A                 Page 23 of 36 Pages

                      of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 24 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Trust for
                  Jonathan Henry Caruso.

                      With respect to 14,358,411 shares, Trust for Jonathan
                  Henry Caruso may be deemed to share voting and dispositive power with Pagliacci Trust, Rigoletto Trust and Trust for Peter James Caruso (all of such trusts being Pennsylvania trusts), Provco Leasing Corporation, a Delaware corporation, Trust Partnership, a Pennsylvania general partnership, and Richard E. Caruso, Ph.D., a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Trust for Jonathan Henry Caruso and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of the Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      Pennsylvania

CUSIP NO. 457985 10 9                 13G/A                 Page 25 of 36 Pages


         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  0

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  0

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale

CUSIP NO. 457985 10 9                 13G/A                 Page 26 of 36 Pages

                      of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 27 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Trust for
                  Peter James Caruso.

                      With respect to 14,358,411 shares, Trust for Peter James
                  Caruso may be deemed to share voting and dispositive power with Pagliacci Trust, Rigoletto Trust and Trust for Jonathan Henry Caruso (all of such trusts being Pennsylvania trusts), Provco Leasing Corporation, a Delaware corporation, Trust Partnership, a Pennsylvania general partnership, and Richard
                  E. Caruso, Ph.D., a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Trust for Peter James Caruso and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of the Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing.

         b)       Address of Principal Business Office or, if None, Residence:

                      c/o Richard E. Caruso
                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

         c)       Citizenship:

                      Pennsylvania

CUSIP NO. 457985 10 9                 13G/A                 Page 28 of 36 Pages


         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,358,411

         b)       Percent of Class:

                      50.3%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  0

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  0

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct, the receipt of dividends from, or the proceeds from the sale

CUSIP NO. 457985 10 9                 13G/A                 Page 29 of 36 Pages

                      of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 30 of 36 Pages


                  SCHEDULE 13G/A - TO BE INCLUDED IN STATEMENTS
                        FILED PURSUANT TO RULE 13d-1(c)

Item 1.

         a)       Name of Issuer:

                      Integra LifeSciences Corporation

         b)       Address of Issuer's Principal Office:

                      105 Morgan Lane
                      Plainsboro, New Jersey 08536

Item 2.

         a)       Name of Person filing:

                      The name of the person filing this statement is Provco
                  Leasing Corporation.

                      With respect to 14,358,411 shares, Provco Leasing
                  Corporation, a Delaware corporation, may be deemed to share voting and dispositive power with Pagliacci Trust, Rigoletto Trust, Trust for Jonathan Henry Caruso and Trust for Peter James Caruso (all of such trusts being Pennsylvania trusts), Trust Partnership, a Pennsylvania general partnership, and Richard E. Caruso, Ph.D., a United States citizen, all of which have filed a Schedule 13G/A herewith. The relationship between Provco Leasing Corporation and such entities and individual is described below:

                      Dr. Caruso, Pagliacci Trust, Rigoletto Trust, Trust for
                  Jonathan Henry Caruso, Trust for Peter James Caruso and Provco Leasing Corporation are the partners of Trust Partnership. Trust Partnership is the record holder of 14,358,411 shares of the Common Stock, par value $.01 per share, of Integra LifeSciences Corporation that are the subject of this filing.

                      Provco Leasing Corporation beneficially owns 43,200
                  shares of common stock of Integra LifeSciences Corporation, all of which are issuable upon exercise of the vested portion of outstanding options held by Provco Leasing Corporation.

CUSIP NO. 457985 10 9                 13G/A                 Page 31 of 36 Pages


         b)       Address of Principal Business Office or, if None, Residence:

                      Suite 314
                      King of Prussia Road
                      Radnor, Pennsylvania 19087

         c)       Citizenship:

                      Delaware

         d)       Title of Class of Securities:

                      Common Stock

         e)       CUSIP Number:

                      457985 10 9

Item 3.           Not Applicable

Item 4.           Ownership.

         a)       Amount Beneficially Owned:

                      14,401,611

         b)       Percent of Class:

                      50.4%

         c)       Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                                  43,200

                   (ii)       shared power to vote or to direct the vote:

                                  14,358,411

                  (iii)       sole power to dispose or to direct the
                              disposition of:

                                  43,200

CUSIP NO. 457985 10 9                 13G/A                 Page 32 of 36 Pages

                   (iv) shared power to dispose or to direct the disposition of:

                                  14,358,411

Item 5.           Ownership of Five Percent or Less of a Class.

                      Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                      See response to Item No. 2 for persons who may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 14,358,411 shares of such securities (and such interest relates to more than five percent of such class).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      Not Applicable

Item 8.           Identification and Classification of Members of a Group.

                      Exhibit A attached hereto identifies each member of the group filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                      Not Applicable

Item 10.          Certification.

                      Not Applicable

CUSIP NO. 457985 10 9                 13G/A                 Page 33 of 36 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  March 13, 1997

                                            RIGOLETTO TRUST

/s/ Richard E. Caruso                       By: /s/ Frances C. Holtz
-------------------------                       ------------------------------
Richard E. Caruso, Ph.D.                        Frances C. Holtz
                                                Trustee

/s/ Frances C. Holtz
-------------------------
Frances C. Holtz
                                            TRUST FOR JONATHAN HENRY CARUSO
                                            By: /s/ Frances C. Holtz
                                                ------------------------------
                                               Frances C. Holtz
TRUST PARTNERSHIP                              Trustee

By /s/ Richard E. Caruso
   ----------------------
   Richard E. Caruso
   President and Partner
                                            TRUST FOR PETER JAMES CARUSO
                                            By: /s/ Frances C. Holtz
                                                ------------------------------
PAGLIACCI TRUST                                 Frances C. Holtz
                                                Trustee

By: /s/ Frances C. Holtz
    ---------------------
    Frances C. Holtz
    Trustee
                                            PROVCO LEASING CORPORATION
                                            By: /s/ Richard E. Caruso
                                                ------------------------------
                                               Richard E. Caruso
                                               President

CUSIP NO. 457985 10 9                 13G/A                 Page 34 of 36 Pages


                                  EXHIBIT INDEX

Exhibit                               Title                           Page No.
-------                               -----                           --------

Exhibit A                         Group Members                       Page 35

Exhibit B                      Joint Filing Agreement                 Page 36

CUSIP NO. 457985 10 9                 13G/A                 Page 35 of 36 Pages


                                    EXHIBIT A

                                  GROUP MEMBERS

                           Richard E. Caruso
                           Frances C. Holtz
                           Trust Partnership
                           Pagliacci Trust
                           Rigoletto Trust
                           Trust for Jonathan Henry Caruso
                           Trust for Peter James Caruso
                           Provco Leasing Corporation

CUSIP NO. 457985 10 9                 13G/A                 Page 36 of 36 Pages

                                   EXHIBIT B

                             JOINT FILING AGREEMENT

         In accordance with the Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Integra LifeSciences Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 13th day of March, 1997.

                                               RIGOLETTO TRUST

/s/ Richard E. Caruso                          By: /s/ Frances C. Holtz
--------------------------                         ----------------------------
Richard E. Caruso, Ph.D.                           Frances C. Holtz
                                                   Trustee

/s/ Frances C. Holtz
--------------------------
Frances C. Holtz
                                               TRUST FOR JONATHAN HENRY CARUSO
                                               By: /s/ Frances C. Holtz
                                                   ----------------------------
                                                   Frances C. Holtz
TRUST PARTNERSHIP                                  Trustee

By /s/ Richard E. Caruso
   -----------------------
   Richard E. Caruso
   President and Partner
                                               TRUST FOR PETER JAMES CARUSO
                                               By: /s/ Frances C. Holtz
                                                   ----------------------------
PAGLIACCI TRUST                                    Frances C. Holtz
                                                   Trustee

By: /s/ Frances C. Holtz
    ----------------------
    Frances C. Holtz
    Trustee
                                               PROVCO LEASING CORPORATION
                                               By: /s/ Richard E. Caruso
                                                   ----------------------------
                                                   Richard E. Caruso
                                                   President